Exhibit 14

CITIZENS INDEPENDENT BANCORP. INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Approved by the Board of Directors: September 23, 2014

CITIZENS INDEPENDENT BANCORP. INC. CODE OF BUSINESS
CONDUCT AND ETHICS

Scope

This code of Business Conduct and Ethics applies to all Citizens Independent Bancorp, Inc. directors, officers, and employees as well as to all of the directors officers and employees of each subsidiary of Citizens Independent Bancorp, Inc. Such directors, officers and employees are referred to herein collectively as the “Covered Parties”. Citizens Independent Bancorp, Inc. and its subsidiaries are referred to herein as “Citizens Bank”.

Purpose

Citizens Bank is proud of the values with which it conducts business and serves its community. It strives to uphold the highest levels of business ethics and personal integrity in all types of transactions. To this end, this Code of Business Conduct and Ethics serves to (1) emphasize Citizens Bank’s commitment to Ethics and compliance with the law; (2) set forth basic standards of ethical and legal behavior; (3) provide reporting mechanisms for known or suspected ethical or legal violations; and (4) help prevent and detect wrongdoing.

Given the variety and complexity of ethical questions that may arise in Citizens Bank’s course of business, this Code of Business Conduct and Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, the Covered Parties should remember the Citizens Bank’s commitment to the highest ethical standards and seek advice from supervisors, officers or other appropriate personnel to ensure that all actions they take on behalf of Citizens Bank honor this commitment. When in doubt each Covered Person should remember the following rule of thumb:

Each employee should think whether they are willing to have any contemplated act appear the next day on the front page of the local paper – to be read by their spouses, children and friends – with the reporting done by an informed, critical reporter.

Ethical Standards

Conflicts of Interest.

A conflict of interest exists when a person’s private interest interferes in any way with the interests of Citizens Bank. A conflict can arise when a Covered Party takes actions or has interests that may make it difficult to perform his or her work for Citizens Bank objectively and effectively. Conflicts of interest may also arise when a Covered Party, or members of his or her family, receive improper personal benefits as a result of his or her position at Citizens Bank. Loans to Covered Parties may and their family members may create conflicts of interest. It is almost always a conflict of interest for a Covered Party to work simultaneously for a competitor, customer or supplier.

Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with your supervisor, or if the circumstances warrant, the President and CEO of Citizens Bank. Any Covered Party who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor or other appropriate personnel.

All directors and executive officers of Citizens Bank shall disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to the Chair of the Audit Committee. No action may be taken on such a transaction unless it has been previously approved by the Audit Committee.

Corporate Opportunities.

Covered Parties are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No Covered Party may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Covered Parties owe a duty to the Company to advance its legitimate interests whenever possible.

Fair Dealing.

Covered Parties shall behave honestly and ethically at all times and with all people. They shall act in good faith and shall engage only in fair competition, by treating ethically competitors, suppliers, customers and colleagues. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. No Covered Party should take unfair advantage of anyone through abuse of privileged information, misrepresentation of material facts, or any other similar unfair practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not unfair advantage. No gift or entertainment should ever be accepted by a Covered Party or any family member of a Covered Party unless it (1) is consistent with customary business practices, (2) is not excessive in value

(3) cannot be construed as a bribe or pay off and (4) does not violate any laws or regulations. The offer or acceptance of cash gifts by any Covered Party is prohibited. Covered Parties should discuss with their supervisors or other appropriate personnel any gifts or proposed gifts that they think may be inappropriate.

Insider Trading.

The policy of Citizens Bank on insider trading is dealt with in detail in its insider trading policy. It should be remembered that Covered Parties who have access to confidential information are not permitted to use or share that information for any purpose except that of Citizens Bank. All non-public information about Citizens Bank should be considered confidential. Material, non-public information about Citizens Bank should not be communicated or “tipped” to others.

Confidentiality.

Covered Parties must maintain the confidentiality of confidential information entrusted to them, except when disclosure is authorized by law or the appropriate bank officer. Confidential information includes all non-public information that might be used by competitors or harmful to Citizens Bank or its customers. It also includes information that customers have entrusted to Citizens Bank. The obligation to preserve confidential information continues even after employment ends.

Use of Company Assets.

All Covered Parties are charged with protecting and efficiently using Citizens Bank’s assets. Theft, carelessness and waste have a direct impact on Citizens Bank’s profitability. Any suspicion of theft or fraud should be reported to the Security Officer immediately.

The obligation to protect the assets includes proprietary information. Proprietary information includes, but is not limited to, trade secrets, trademarks, business plans, designs, databases, records, salary information, and any unpublished financial data and reports. Unauthorized use of this information violates policy. It could also be illegal and result in penalties.

“Covered Parties” may bid on Repossessed Collateral and/or Real Estate Owned Properties but only with the prior approval of the Bank’s Chief Internal Auditor. If approval is granted the “Covered Party” may proceed with the bidding process for the Repossessed Collateral and/or Real Estate Owned. If “Covered Party” is the highest bidder and the bid is accepted, said transaction must be reported at the next scheduled Audit Committee or Board meeting.

Compliance with Laws.

Obeying the law in letter and spirit is fundamental. In conducting business Citizens Bank and all Covered Parties shall comply with all applicable governmental laws, rules and regulations at all governmental levels. Though Covered Parties are not expected to know the details of these laws, they are expected to know enough to be able to determine when to seek advice from supervisors or other appropriate personnel.

Covered Parties should not solicit for themselves or for a third party (other than the bank itself) anything of value from anyone in return for any business, service or confidential information of the bank and should not accept anything of value (other than bona fide salary, wages and fees referred to in 18 U.S.C. 215(c)) from anyone in connection with the business of the bank, either before or after a transaction is discussed or consummated.

Exceptions can be made to accepting gifts for de minimis transactions such as reasonably priced business meals where bona fide business transactions are discussed, or accepting promotional items are given such as reasonably priced pens, pencils and notepads.

Public Disclosures.

In reports and documents filed with the FDIC or Ohio Department of Financial Institutions and other regulators and in public communications made by the Company, the Covered Parties involved in the preparation of such documents shall make disclosures that are full, fair, accurate, timely, and understandable. Covered Parties shall not knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Company’s independent public auditors or investors.

Accounting Deficiencies.

The CEO and each employee shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Citizens Bank’s ability to record or report financial data or (b) any fraud whether or not material, that involves management or other employees that have a significant role in financial reporting.

Waivers

Any waiver of this code for executive officers or directors may be made only by the Board of Directors or the Audit Committee.

Violations

1.	Reporting Violations.

The directors and senior officers shall promptly report any known or suspected violations of this code to the Audit Committee. All other Covered Parties shall talk to supervisors or other appropriate personnel about known or suspected unethical or illegal behavior. No retaliatory action of any kind will be permitted against anyone making such a report in good faith, and the Audit Committee will strictly enforce this provision.

2.	Accountability.

If the Audit Committee or its designee determines this Code has been violated the offending Covered Party may be disciplined for non-compliance with penalties up to and including dismissal or removal. Violations of this Code may also constitute violations of law. All Covered Parties are expected to fully cooperate in internal investigations of misconduct.

Procedures

We must all work together to ensure compliance with this code. Because we cannot anticipate every situation, it is important to consistently approach each question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts
•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper?
•	Clarify your responsibility. It may help to get others involved and discuss the problem.
•	Discuss the problem with your supervisor.
•	In the rare case where you feel uncomfortable discussing the issue with your supervisor, or where you believe the supervisor has given an inappropriate answer, then you should discuss it with the President CEO, HR Director, or other Senior Officer.
•	You may report ethical violations without fear of retaliation.
•	If you are unsure of any situation, then seek guidance before you act.